April 12, 1994


     To Shareholders of
     Cincinnati Milacron Inc.


                            A Reminder

     We have previously mailed you a Notice of Meeting, Proxy
     Statement and Proxy relating to the Annual Meeting of Shareholders to be held on April 26, 1994.

     According to our latest records, we have not as yet received your proxy. Since we hope that each shareholder will be represented at the meeting, we are sending you this reminder, together with another Proxy and return envelope for your use, in the event that those previously sent have been mislaid.

     Your kind cooperation in returning your Proxy promptly will help avoid additional expense and insure that your shares will be represented at the meeting. The time remaining before the meeting is short and prompt action is essential.

                            Sincerely,



                            Daniel J. Meyer
                            Chairman and Chief Executive Officer

      IF YOU HAVE SENT IN YOUR PROXY, PLEASE DISREGARD THIS LETTER